SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No. 2)


                     Hungarian Telephone & Cable Corporation
     ----------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
     ----------------------------------------------------------------------
                         (Title of Class of Securities)


                                   4455421030
     ----------------------------------------------------------------------
                                 (Cusip Number)

                                Wayne Wirtz, Esq.
                             SBC Communications Inc.
                                175 East Houston
                              San Antonio, TX 78205
                                 (210) 351-3736
     ----------------------------------------------------------------------
                (Name and Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 31, 2002
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (continued on following pages)
                              (Page 1 of 12 Pages)

--------------------------------------------------------------------------------
  CUSIP NO. 4455421030                13D/A                   Page 2 of 12 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                         SBC COMMUNICATIONS INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON            43-1301883
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                       AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware
--------------------------------------------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                               0
        SHARES          --------------------------------------------------------
     BENEFICIALLY        8     SHARED VOTING POWER                     3,865,302
       OWNED BY         --------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER                          0
       REPORTING        --------------------------------------------------------
        PERSON           10    SHARED DISPOSITIVE POWER                3,865,302
         WITH
--------------------------------------------------------------------------------

11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      3,865,302
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                  [   ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                31.9%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                             HC

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 4455421030            13D/A                         Page 3 of 12 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                          AMERITECH CORPORATION
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON             36-3251481
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                      AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware
--------------------------------------------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                               0
        SHARES           -------------------------------------------------------
     BENEFICIALLY        8     SHARED VOTING POWER                     3,865,302
       OWNED BY          -------------------------------------------------------
         EACH            9     SOLE DISPOSITIVE POWER                          0
       REPORTING         -------------------------------------------------------
        PERSON           10    SHARED DISPOSITIVE POWER                3,865,302
         WITH
 -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                                     3,865,302
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN
          ROW (11) EXCLUDES CERTAIN SHARES                                 [   ]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               31.9%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON                                            CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 4455421030             13D/A                        Page 4 of 12 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                 AMERITECH INTERNATIONAL, INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON             36-3707086
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                       AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware
--------------------------------------------------------------------------------
       NUMBER OF          7     SOLE VOTING POWER                              0
         SHARES
      BENEFICIALLY        8     SHARED VOTING POWER                    3,865,302
        OWNED BY
          EACH            9     SOLE DISPOSITIVE POWER                         0
       REPORTING
         PERSON           10    SHARED DISPOSITIVE POWER               3,865,302
          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      3,865,302
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                  [   ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                31.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                             CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 4455421030          13D/A                           Page 5 of 12 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON   Ameritech International Denmark Corporation
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON             36-4202222
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                       AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware
--------------------------------------------------------------------------------
       NUMBER OF          7     SOLE VOTING POWER                              0
         SHARES
      BENEFICIALLY        8     SHARED VOTING POWER                    3,865,302
        OWNED BY
          EACH            9     SOLE DISPOSITIVE POWER                         0
       REPORTING
         PERSON           10    SHARED DISPOSITIVE POWER               3,865,302
          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      3,865,302
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                  [   ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                31.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                             CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 4455421030               13D/A                      Page 6 of 12 Pages
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON      Ameritech Denmark Funding Corporation
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON             36-4221487
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                       AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware
--------------------------------------------------------------------------------
       NUMBER OF          7     SOLE VOTING POWER                              0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        8     SHARED VOTING POWER                    3,865,302
        OWNED BY          ------------------------------------------------------
          EACH            9     SOLE DISPOSITIVE POWER                         0
       REPORTING          ------------------------------------------------------
         PERSON           10    SHARED DISPOSITIVE POWER               3,865,302
          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      3,865,302
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                  [   ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                31.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                             CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 4455421030              13D/A                       Page 7 of 12 Pages
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON              Ameritech Denmark Holdings, L.L.C.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                       AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware
--------------------------------------------------------------------------------
       NUMBER OF          7     SOLE VOTING POWER                              0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        8     SHARED VOTING POWER                    3,865,302
        OWNED BY          ------------------------------------------------------
          EACH            9     SOLE DISPOSITIVE POWER                         0
       REPORTING          ------------------------------------------------------
         PERSON           10    SHARED DISPOSITIVE POWER               3,865,302
          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      3,865,302
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                  [   ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                31.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                             CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. 4455421030             13D/A                        Page 8 of 12 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                   Ameritech Luxembourg S.a.r.l.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON             36-3707086
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROU                (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                       WC
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                          Luxembourg
--------------------------------------------------------------------------------
       NUMBER OF          7     SOLE VOTING POWER                              0
         SHARES           ------------------------------------------------------
      BENEFICIALLY        8     SHARED VOTING POWER                    3,865,302
        OWNED BY          ------------------------------------------------------
          EACH            9     SOLE DISPOSITIVE POWER                         0
       REPORTING          ------------------------------------------------------
         PERSON           10    SHARED DISPOSITIVE POWER               3,865,302
          WITH
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      3,865,302
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                  [   ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                31.9%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                             CO
--------------------------------------------------------------------------------

                                                              Page 9 of 12 Pages


                         AMENDMENT NO. 2 TO SCHEDULE 13D
                           RELATING TO COMMON STOCK OF
                     HUNGARIAN TELEPHONE & CABLE CORPORATION


         This statement on Schedule 13D filed on February 3, 2000 (the "Original 13D"), as amended by Amendment No. 1 to Schedule 13D filed on February 4, 2000, by SBC Communications Inc. ("SBC") is hereby further amended to report the acquisition of additional common stock of Hungarian Telephone & Cable Corporation (the "Company").


Item 1.  Security and Issuer

         This statement relates to the common stock, par value $.001 (the "Shares"), of the Company, a company organized under the laws of the State of Delaware. The Shares trade on the American Stock Exchange under the symbol "HTC". The principal executive office of the Company is 32 Center Street, Darien, CT 06820.

Item 3.  Source and Amount of Funds or Other Consideration

         TDC A/S, formerly known as Tele Danmark A/S, ("TDC") originally purchased 420,908 Shares of the Company pursuant to a stock purchase agreement dated as of July 1, 1997, between the Company and TDC (the "Share Agreement"). TDC paid the Purchase Price by exchanging shares it held in two Hungarian companies. On October 7, 1997, TDC purchased an additional 548,250 Shares in exchange for shares it held in two Hungarian companies. On May 12, 1999, TDC purchased an additional 1,571,429 Shares for $11,000,000 pursuant to a stock purchase agreement (the "1999 Purchase Agreement").

         On July 31, 2002, TDC acquired an additional 1,285,714 Shares for $11,979,000 pursuant to a stock purchase agreement dated July 31, 2002 (the "Stock Purchase Agreement") between TDC, as buyer, and the Danish Investment Fund for Central and Eastern Europe, as seller.


Item 7.       Material to be Filed as Exhibits

Exhibit I         Directors and Executive Officers of SBC Communications Inc.

                                                             Page 10 of 12 Pages
                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    SBC COMMUNICATIONS INC.



Dated:  July 31, 2002               By:   /s/ James S. Kahan
                                           James S. Kahan
                                           Senior Executive Vice President -
                                           Corporate Development

                                     and on behalf of:
                                     Ameritech Corporation
                                     Ameritech International, Inc.
                                     Ameritech International Denmark Corporation
                                     Ameritech Denmark Funding Corporation
                                     Ameritech Denmark Holdings, L.L.C.
                                     Ameritech Luxembourg S.a.r.l.